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                                                                   Exhibit 10.25
                              APPLETON PAPERS INC.

                           SECURITY HOLDERS AGREEMENT

     This SECURITY HOLDERS AGREEMENT (this "Agreement") is entered into as of November 9, 2001, by and among PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation (the "Successor"), APPLETON INVESTMENTS LLC, a Delaware limited liability company (the "Parent") and APPLETON PAPERS INC., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Parent owns 100% of the outstanding common stock of the Company as of the date of this Agreement (the "Common Stock");

     WHEREAS, the Successor intends to liquidate the Parent and New Appleton, LLC, a Wisconsin limited liability company, and to merge Arjo Wiggins Delaware General Partnership with and into the Company, prior to the end of 2001 (the "Liquidations");

     WHEREAS, after the Liquidations, the Successor will own 100% of the Common Stock;

     WHEREAS, in connection with these transactions, the parties wish to provide for the future voting of the shares of the Common Stock to elect and maintain in office the members of the Board of Directors and to provide for certain limitations on the future issuance of shares of the Company's capital stock and the Company's direct or indirect acquisition of the assets or equity securities of another natural person, corporation, limited liability company, partnership, trust or other entity or enterprise (a "Person"), without the prior written consent of the Successor as set forth below;

                                    AGREEMENT

     NOW, THEREFORE, the parties hereto mutually agree as follows:

1.   VOTING.

1.1 Shares. The Parent agrees to hold all shares of the Common Stock owned by the Parent as of the date hereof and any and all other securities of the Company legally or beneficially acquired by the Parent after the date hereof (collectively, the "Shares") subject to, and to vote the Shares in accordance with, the provisions of this Agreement.

1.2       Election of Directors.

     (a) Except to the extent otherwise provided in Section 4.4, on all matters relating to the election of directors of the Company by the Parent, the Parent agrees to vote all Shares held by the Parent (pursuant to an action by written

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          consent or otherwise) so as to elect and maintain in office the following members to the Company's Board of Directors:

          (i) prior to January 1, 2003, three (3) individuals nominated by the Parent, three (3) individuals nominated by the Chief Executive Officer of the Company and one (1) individual nominated by Joint Nomination (as defined below);

          (ii) between January 1, 2003, and December 31, 2003, two (2) individuals nominated by the Parent, three (3) individuals nominated by the Chief Executive Officer of the Company and two (2) individuals nominated by Joint Nomination;

          (iii) between January 1, 2004, and December 31, 2004, one (1) individual nominated by the Parent, three (3) individuals nominated by the Chief Executive Officer of the Company and three (3) individuals nominated by Joint Nomination; and

          (iv) on and after January 1, 2005, four (4) individuals nominated by the Chief Executive Officer of the Company and three (3) individuals be nominated by Joint Nomination.

     (b) Except to the extent otherwise provided in Section 4.4, (i) any vote taken to remove any director elected pursuant to any subsection of Section 1.2(a), or to fill any vacancy created by the resignation or death of a director elected pursuant to any subsection of Section 1.2(a), shall also be subject to the provisions of the applicable subsection of Section 1.2(a), and (ii) a director nominated by Joint Nomination may only be removed by mutual agreement of the Parent and the Chief Executive Officer of the Company.

     (c) For the purposes of this Agreement, individuals nominated by "Joint Nomination" for election as directors of the Company shall be individuals proposed by the Parent and accepted (including acceptance by default pursuant to the penultimate sentence of this Section 1.2(c)) by the Chief Executive Officer of the Company in the manner set forth in this Section 1.2(c). Either the Parent or the Chief Executive Officer may initiate a Joint Nomination by so notifying the other in writing (a "Notice of Joint Nomination"), and upon delivery or receipt of a Notice of Joint Nomination, as the case may be, the Parent shall promptly notify the Chief Executive Officer in writing of the name, age, business address, residence address and principal occupation or employment of each proposed nominee and, if applicable, the name(s) of the individual(s) who previously held the directorship(s) for which such nominee(s) is or are proposed for Joint Nomination pursuant to this Section 1.2(c) (a "Notice of Proposed Nominees" that, if the Notice of Joint Nomination is delivered by the Parent, may be included in the Notice of Joint Nomination). Following the Chief Executive Officer's receipt of a Notice of Proposed Nominees, the Parent shall promptly provide the Chief Executive Officer with such additional information regarding any or all

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          such proposed nominees as may be reasonably be requested by the Chief
          Executive Officer. The Chief Executive Officer may in his sole discretion accept or reject any or all such proposed nominees and, within fifteen (15) days following his receipt of a Notice of Proposed Nominees, shall notify the Parent in writing as to whether he accepts or rejects any or all of such proposed nominees (a "Notice of Acceptance/Rejection"). Each such nominee accepted by the Chief Executive Officer pursuant to a Notice of Acceptance/Rejection shall be deemed to be nominated by Joint Nomination for election as a director of the Company. If the Chief Executive Officer fails to deliver a Notice of Acceptance/Rejection within such fifteen-day period, (i) the Parent shall select from among such proposed nominees such number of individuals as there are open directorships to be filled by Joint Nomination pursuant to Section 1.2(a), and (ii) the individual(s) so selected by the Parent shall be deemed to be nominated by Joint Nomination for election as a director(s) of the Company. If the Chief Executive Officer delivers a Notice of Acceptance/Rejection to the Parent within such fifteen-day period rejecting all such proposed nominees in respect of any or all such open directorships, the Parent shall promptly thereafter deliver to the Chief Executive Officer a new Notice of Proposed Nominees regarding one or more new proposed nominees for each such remaining open directorship, and the Parent and the Chief Executive Officer shall follow the procedures set forth in this Section 1.2(c) mutatis mutandis.

     (d) Upon receiving notice of any valid nomination or removal of a director, the Parent shall execute and deliver a written consent of sole shareholder (as described in Section 180.0704 of the Wisconsin Business Corporation Law) electing such nominee or approving such removal, as the case may be.

2.   ISSUANCE OF ADDITIONAL SHARES; ACQUISITIONS BY COMPANY.

2.1 Issuance of Additional Shares. The Company shall not issue any additional shares of its capital stock to any Person other than the Parent or the Successor without the prior written consent of the Successor.

2.2 Acquisitions by Company. The Company shall not, and shall not permit any of its direct or indirect subsidiaries to, purchase or otherwise acquire, by merger, consolidation or otherwise, in a single transaction or a series or related transactions, any equity securities of or other equity interest in, or any assets of, another Person for cash or other consideration having an aggregate fair market value in excess of One Hundred Million Dollars ($100,000,000) without the prior written consent of the Successor. For the purposes of this Section 2.2, the terms "equity securities" and "equity interest" also include any debt securities or other rights convertible into or exchangeable for equity securities of or other equity interest in another Person.

3. TERMINATION. This Agreement shall continue in full force and effect from \ the date hereof until the date as of which the parties hereto terminate this Agreement by unanimous written consent of the Company (acting by majority of the members of the

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     Board of Directors then in office) and the Parent, as of which date it shall terminate in its entirety.

4.   MISCELLANEOUS.

4.1 Ownership. Each party hereto represents and warrants to the other parties hereto that such party has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such party enforceable in accordance with its terms.

4.2 Further Action. The Company shall not permit the transfer of any of the Shares on its books, and shall not issue a new certificate representing any of the Shares, unless and until the Person to whom such Shares are to be transferred shall have executed a written agreement pursuant to which such Person shall agree to be bound by all of the provisions of this Agreement as if such Person were an original party hereto.

4.3 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto or to its successors and assigns by reason of a failure to perform any of their respective obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its successors or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law, and such Person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

4.4 Governing Law; Compliance with Law. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Wisconsin as such laws apply to agreements among Wisconsin residents made and to be performed entirely within the State of Wisconsin. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall require the Parent or the Successor to take any action that would violate, in the opinion of the counsel for the Parent or the Successor, any law or fiduciary obligation to which the Parent or the Successor is subject, including but not limited to the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended. If the Parent or the Successor rely on this Section 4.4 to forego taking action otherwise required under this Agreement, the Parent and the Successor shall cooperate with the other parties in good faith to determine an alternative course of action that would be consistent with the purposes of this Agreement and permitted by this Section 4.4.

4.5 Amendment and Waiver. This Agreement may be amended, and provisions of this Agreement may be waived, only by an instrument in writing signed by the

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          Company (as approved by a majority of the members of the Board of
          Directors then in office) and the Parent. Any amendment or waiver so executed shall be binding upon each of the parties hereto and any successor or assignee of any such party. No waiver of any breach of this Agreement extended by any party hereto to any other party hereto shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

4.6 Severability. In the event one or more of the provisions of this Agreement should for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.7 Additional Shares. In the event that, subsequent to the date of this Agreement, any shares or other securities are issued on or in exchange for any of the Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or other securities shall be deemed to be Shares governed by this Agreement.

4.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

4.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including, without limitation, the Successor. Immediately following the Liquidations, the term "Parent" used in this Agreement shall be defined as the Successor.

4.10 Notices. Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested and postage prepaid, or
          (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written confirmation of delivery. Such notices shall be addressed to the party or parties to be notified at the following address(es) or at such other address as a party may designate from time to time by ten (10) days prior written notice to the other parties hereto:

     To the Company at:       Appleton Papers Inc.
                              825 East Wisconsin Avenue
                              P.O. Box 359
                              Appleton, Wisconsin  54912-0359
                              Attention: Chief Executive Officer
                              Telecopier: (920) 991-7852

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     To the Parent at:        Appleton Investments LLC
                              825 East Wisconsin Avenue
                              P.O. Box 359
                              Appleton, Wisconsin  54912-0359
                              Attention:  Managing Agent-Secretary
                              Telecopier: (920) 991-7852

     To the Successor at:     Paperweight Development Corp.
                              825 East Wisconsin Avenue
                              P.O. Box 359
                              Appleton, Wisconsin  54912-0359
                              Attention: Chief Executive Officer
                              Telecopier: (920) 991-7852

4.11 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this SECURITY HOLDERS AGREEMENT as of the date set forth in the first paragraph hereof.

PARENT:                        COMPANY:

APPLETON INVEMENTS LLC         APPLETON PAPERS INC.


By: /s/ Paul J. Karch          By: /s/ Paul J. Karch
    Paul J. Karch                  Paul J. Karch, Vice President, Law & Public
    Managing Agent-Secretary       Affairs, Secretary and General Counsel

SUCCESSOR:

PAPERWEIGHT DEVELOPMENT CORP.


By: /s/ Paul J. Karch
    Paul J. Karch
    Vice President and Secretary

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